Exhibit 99

Dave & Buster’s Provides Business Update;

Increases First Quarter Revenue Guidance to $252 - $257 Million

DALLAS, April 20, 2021 (GLOBE NEWSWIRE) – In advance of meetings with investors scheduled to take place this week, Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today provided an update on business trends through April 18, 2021, representing the first 11 weeks of its 13 week fiscal first quarter, which began February 1, 2021 and ends May 2, 2021.

The Company began the first quarter with 107 open stores, or approximately 76% of its total store base. As of April 18, the Company had reopened a total of 138 stores, or approximately 98% of its 141 store base, including 11 New York stores which opened in March and 15 California stores that reopened between mid-March and mid-April. Most locations continue to operate under reduced hours and capacity limitations, including 7 stores that are restricted to food and beverage operations only.

As of April 18, through the first eleven weeks of the first quarter:

•	Overall comparable store sales were -38% compared to 2019 levels[1]
•	Sales at fully operational comparable stores achieved 81% of 2019 levels[1]
•	Quarter-to-date sales totaled approximately $228 million with two weeks remaining in the period

Based on these preliminary results and assuming a normal seasonal sales deceleration and no other unforeseen factors over the remainder of the quarter, the Company now expects first quarter sales to total between approximately $252 million and $257 million, compared to the Company’s prior expectations of $210 million to $220 million.

Chief Executive Officer Brian Jenkins said, “We have been very pleased with our recently reopened stores in New York and California, which have produced some of our strongest early sales recoveries to date. Their performance, in tandem with economic stimulus, expanding vaccines and a favorable Easter and spring break shift, has accelerated sales recovery trends across our entire store base.”

The Company expects to report final first quarter 2021 financial results in early June 2021.

1The Company believes that calculating 2021 comparable store sales against 2019 results provides a more meaningful comparison vs. against COVID-affected 2020 results.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 141 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to satisfy covenant requirements under our revolving credit facility; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com